Exhibit 99.1

Golden Minerals Receives NYSE Acceptance of Plan to Regain Listing Compliance

GOLDEN, CO - /BUSINESS WIRE/ - August 23, 2023 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) announced today that the NYSE American (the “NYSE”) has accepted the Company’s business plan to regain compliance with the continued listing standards set forth in Section 1003(a)(iii) of the NYSE American Company Guide.

As previously disclosed, on June 6, 2023, the Company received written notice from the NYSE that the Company was not in compliance with Section 1003(a)(iii) which requires a listed company to have stockholders’ equity of at least (US) $6 million when such issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. The Company reported stockholders’ equity of $4.1 million as of March 31, 2023 and $5.6 million as of June 30, 2023. On August 22, 2023, the NYSE accepted the Company’s plan to regain compliance and has granted to the Company a cure period of up to 18 months from the original notice of non-compliance, or until December 6, 2024.

The listing of the Company’s common stock will continue pursuant to an extension during the plan period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the accepted plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by December 6, 2024 could result in the Company’s shares of common stock being delisted from the NYSE American.

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on initiating production at its Velardeña Properties (Mexico), advancing its Yoquivo gold-silver property (Mexico), advancing its El Quevar silver property (Argentina) through partner-funded exploration and on acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company's plan to regain compliance with the continued listing standards of the NYSE American. These statements are subject to risks and uncertainties, including the Company’s ability to obtain a source of capital sufficient to allow it to restart operations at the Velardeña Properties and continue to pay general and administrative expenses; changes in interpretations of geological, geostatistical, metallurgical, mining or processing information and interpretations of the information resulting from exploration, analysis or mining and processing experience; and the Company’s ability to successfully mine the Velardeña Properties as contemplated in the PEA. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities and Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Follow us at www.linkedin.com/company/golden-minerals-company/ and https://twitter.com/Golden_Minerals.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060